Exhibit 10.1

RESIGNATION AND CONSULTING AGREEMENT

THIS RESIGNATION AND CONSULTING AGREEMENT, dated as of October 26, 2023 (this “Agreement”), is made and entered into by and between The First of Long Island Corporation (the “Company”), The First National Bank of Long Island, a wholly-owned subsidiary of the Company (the “Bank”), and Jay P. McConie (“Executive”).

WHEREAS, Executive is employed by the Company and the Bank as Executive Vice President and Chief Financial Officer and is a party to an Employment Agreement with the Company and the Bank dated as of January 1, 2020 and an Amendment to Employment Agreement dated as of February 15, 2022 (the “Employment Agreement”); and

WHEREAS, Executive has notified the Company and the Bank of his intent to voluntarily resign from employment with the Company and the Bank, effective as of the Resignation Date (as defined below).

NOW, THEREFORE, the parties hereby acknowledge the following in connection with Executive’s Resignation (as defined below):

Section 1.         Resignation.

(a)         Resignation as Chief Financial Officer. Effective as of December 1, 2023, Executive will voluntarily step down as Chief Financial Officer of the Company and the Bank, Treasurer of the Company and Cashier of the Bank and Executive will continue employment as an Executive Vice President through December 31, 2023.

(b)         Resignation of Employment. Effective as of December 31, 2023 (the “Resignation Date”), Executive will voluntarily resign as Executive Vice President of the Company and the Bank and Executive will voluntarily resign from all other positions, including as an officer, director or committee member, with any subsidiary or affiliate of either the Company or the Bank. As of the Resignation Date, Executive hereby relinquishes any power of attorney, signing authority, trust authorization or bank account signatory authorization that Executive may hold on behalf of the Company, the Bank or their affiliates.

Section 2.      Employment Agreement. At the Resignation Date, the Employment Agreement shall terminate and have no further force or effect, provided, however, that Sections 4(g), 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive the termination of such Employment Agreement. Executive hereby acknowledges that upon receipt of the payments set forth in Section 3 of this Agreement, Executive shall not be entitled, and hereby waives any claim, to any payment or other benefit under the Employment Agreement.

Section 3.         Payments Upon Resignation. Executive shall be entitled to the following payments:

(a)         Accrued Obligations. The Bank shall pay or provide Executive any Accrued Obligations as of the Resignation Date. “Accrued Obligations” means accrued but unpaid base salary for services rendered to the Resignation Date, any accrued but unpaid expenses required to be reimbursed under the Employment Agreement, and any vacation accrued to the Resignation Date in accordance with the Bank’s personnel policies; and (ii) any benefits to which Executive may be entitled to under the plans, policies and arrangements referred to in Sections 3(b) and (c) of the Employment Agreement, which shall be payable in accordance with the terms of such plans, policies and arrangements. The payment of any Accrued Obligations shall be made in accordance with the Bank’s regular payroll practices following the Resignation Date.

Section 4.         Consulting.

(a)         Consulting Period. Executive shall render the Services (as defined below) for the period beginning the day immediately following the Resignation Date for a term of three (3) months and continuing on a month-to-month basis thereafter, unless earlier terminated in accordance with Section 4(e) (the “ Termination of Consulting Period”). During the first three months Executive will provide up to 40 hours per week. During any month-to-month period Executive will provide up to 16 hours per week.

(b)         Services. During the Consulting Period, Executive shall provide general advisory services as reasonably requested by the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, including assisting the Company and the Bank with the transitioning of Executive’s duties and responsibilities to Executive’s successor (the “Services”). During the Consulting Period, Executive shall provide the Services at such times and in such locations as mutually agreed between the parties, provided, however, that Executive shall be permitted to perform the Services remotely.

(c)         Remuneration.

(i)    Consulting Fees. In consideration for agreeing to provide the Services, Executive shall receive monthly payments of $25,000 for January, February and March of 2024, which shall be paid monthly in arrears. Thereafter, Executive shall receive monthly payments of $10,000, which shall be paid monthly in arrears, until either party terminates this Agreement in accordance with Section 4(e) (the “Termination of Consulting Period”).

(ii)    Expenses. The Bank shall reimburse Executive pursuant to the Bank’s reimbursement policies as in effect from time to time for senior executives for reasonable business expenses incurred by Executive in connection with the performance of the Services.

(iii)   No Benefits. Except as specifically provided in this Agreement, Executive shall be entitled to no compensation or benefits from the Company, the Bank or their affiliates with respect to the Services, including, without limitation, any bonus or equity awards or other long-term incentive awards, and shall not be credited with any service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of the Company, the Bank or their affiliates.

(d)         Status as a Non-Employee. The Company, the Bank and Executive acknowledge and agree that, in performing the Services pursuant to this Agreement, Executive shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of the Company, the Bank or their affiliates. Executive acknowledges that he is and shall be solely responsible for the payment of all federal, state, and local taxes that are required by applicable laws or regulations to be paid with respect to his Consulting Fees.

(e)         Termination of Consulting Period.

(i)         Termination. During the initial three-month term, either the Company or the Bank may terminate the Consulting Period for Cause as defined in Section 4(e)(ii) of this Agreement. After the initial three-month term, either the Company, the Bank or Executive may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with 10 days’ advance written notice of such termination.

(ii)         Payments upon Termination. Upon termination of the Consulting Period for any reason, the Company or the Bank shall pay to Executive any unpaid Consulting Fees for Services rendered through the date of termination (which such fees shall be pro-rated to the extent such termination is effective at a date other than the last day of a month). Any amounts payable upon termination shall be paid within 10 business days following the date of termination. For purposes of this Agreement, “Cause” shall mean the willful and continued failure (which failure continues for more than fifteen (15) days after written notice given to Executive setting forth in reasonable detail the nature of such failure) by Executive to substantially perform his duties under this Agreement, or a material breach by Executive of this Agreement, which breach remains uncured after notice from the Company or the Bank and a reasonable opportunity to cure. Upon the death of the Executive, this Agreement shall terminate and no further payments shall be made to Executive except for the monthly installment for the month in which Executive’s death occurred.

Section 5.         General Provisions.

(a)        Non-Assignability. This Agreement may not be assigned by Executive.

(b)     Binding on Successors and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, including any successor employer to the Company and/or the Bank in the event of a change in control.

(c)      Entire Agreement. This Agreement and any other benefit plan or agreement referenced in this Agreement represent the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

(d)        Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of New York without regard to conflict of laws provisions.

(e)       Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

If to the Company and/or the Bank:

The First of Long Island Corporation

275 Broad Hollow Road, Suite 200

Melville, New York 11747

Attn: President and Chief Executive Officer

If to Executive:    At the most recent address listed in the Bank’s records.

(f)         Severability. If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.

(g)        Counterparts. This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed an original and all of which counterparts, taken together, will constitute but one and the same agreement.

(h)        No Tax Withholding. Unless otherwise required to comply with applicable law, the Bank shall not withhold or deduct any income taxes or employment taxes on behalf of the Executive. The Executive shall be solely responsible for the payment of any Federal, state, local or other income and/or self-employment taxes in respect of the amounts payable to the Executive under this Agreement.

(i)        Mutual Non-Disparagement. Each party agrees, without limitation as to time, to refrain from making any statement which would tend to disparage or injure the reputation of the other party.

(j)       Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Company, the Bank and Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The cost of the arbitrator shall be paid by the Company or the Bank; all other costs of arbitration shall be borne by the respective parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE FIRST OF LONG ISLAND
CORPORATION

By: /s/ CHRISTOPHER BECKER
Name: Christopher Becker
Title: President and Chief Executive Officer

THE FIRST NATIONAL BANK OF
LONG ISLAND

By: /s/ CHRISTOPHER BECKER
Name: Christopher Becker
Title: President and Chief Executive Officer

EXECUTIVE

By: /s/ JAY P. MCCONIE
Jay P. McConie